EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated December 16, 2008, with respect to the statements of condition including the related portfolios of Great International Firms Portfolio, Series 34, Morgan Stanley U.S. Multinational 50 Index[SM] Portfolio, Series 26 and Global Water Portfolio 2009-1 (included in Van Kampen Unit Trusts, Series 821) as of December 16, 2008, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-154216) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                              GRANT THORNTON LLP


New York, New York
December 16, 2008